Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat S.A.:

We consent to the use of our report included herein and to the references to our firm under the headings “Selected Historical Consolidated Financial Data” and “Experts” in the prospectus.

Our report refers to the adoption of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, included in ASC Subtopic 715-20, Compensation — Retirement Benefits — Defined Benefit Plans — General, as of December 31, 2007.

/s/ KPMG LLP

McLean, Virginia

April 29, 2010